Exhibit (b)(1)

Commitment Letter

To:        Grand Chip Investment GmbH (the “Borrower”)

19 May 2016

Dear Sir or Madam,

Project Royals — Euro 500,000,000 term loan facility for financing the acquisition of all outstanding shares of Aixtron SE

You have advised us that you desire to (a) acquire all the outstanding shares of Aixtron SE (the Target, a German corporation) through a public tender offer (such acquisition is hereafter referred to as the Acquisition) and (b) obtain a term loan facility in an amount of up to Euro 500,000,000 (the Facility) to finance the consideration payable for the Acquisition.

We are pleased to set out in this commitment letter (this “Commitment Letter”) the terms and conditions on which we are willing to provide the Facility.

For the purposes of this Commitment Letter:

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Commitment Documents means this Commitment Letter and the Term Sheet.

Credit Agreement means the credit agreement to be entered into between, among others, the Borrower and us in connection with the Facility.

Finance Documents means the documentation in connection with the Facility, each in a form mutually acceptable to the Borrower and us, including the Credit Agreement and any guarantee, security and other related documentation reflecting the terms and conditions set out in the Commitment Documents.

Financing means the financing made available under the Facility.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Term Sheet means the term sheet attached to this Commitment Letter as Appendix.

Transaction means the Acquisition and the Facility.

Unless a contrary indication appears, a term defined in any Commitment Document has the same meaning when used in this Commitment Letter.

1                                         Commitment

Subject to the terms of the Commitment Documents, we are pleased to offer to provide one hundred per cent of the Facility.

2                                         Conditions

Our obligations under this Commitment Letter to provide the Financing on the date of the closing of the Acquisition (the Closing Date) are subject solely to the execution of the Finance Documents based on the Term Sheet as set out in the Appendix hereto.

3                                         Fees, Costs and Expenses

The Borrower agrees to pay us, on demand, the amount of all costs and expenses (including legal fees) incurred by us in connection with the negotiation, preparation, printing, translation and execution of the Commitment Documents and/or the Finance Documents, whether or not the Finance Documents are eventually signed. Payment will be made upon delivery by us to the Borrower of invoice(s) in relation to such costs and expenses.

4                                         Exclusivity

The Borrower agrees that it will negotiate with us in good faith and on an exclusive basis to enter into the Finance Documents on terms consistent with those set out in this Commitment Letter and the Term Sheet.

5                                         Payments

(i)                                     All payments to be made under the Commitment Documents:

(a)                                 shall be paid without any deduction or withholding for or on account of tax (a Tax Deduction) unless a Tax Deduction is required by law. If a Tax Deduction is required to be made by law, the amount of the payment due must be increased to an amount which (after making such Tax Deduction) leaves an amount equal to the payment which would have been made if no such Tax Deduction had been required; and

(b)                                 are exclusive of any value added tax or similar charge (VAT). If VAT is chargeable, the Borrower must also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

(ii)                                  Whether or not the Finance Documents are signed, the Borrower shall on demand promptly pay as primary obligor and shall indemnify us against any cost, expense, loss or liability (including, without limitation, legal fees) incurred by or awarded against us arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, in relation to any preservation or enforcement of rights in relation thereto) in relation to:

(a)                                 the use of the proceeds of the Facility,

(b)                                 any Commitment Document or any Finance Document, and/or

(c)                                  the provision of the Facility,

except to the extent that the cost, expense, loss or liability results from any breach by us of any Commitment Document or any Facility Document which is finally judicially determined to have resulted from our gross negligence or wilful misconduct.

6                                         Commitment Termination

(i)                                     Our obligations under this Commitment Letter will terminate on the earliest to occur of any of the following (each a Termination Event):

(a)                                 the consummation of the Acquisition with or without the funding of the Facility;

(b)                                 termination of the Tender Document or the Tender Document ceases to be in full force and effect; and

(c)                                  the Acquisition has been abandoned.

(ii)                                  All accrued and unpaid or non-reimbursed fees, costs and expenses in connection with services rendered by us (including legal fees) in connection with the Transaction up to and including the date of termination shall be paid by the Borrower to us promptly following such termination.

(iii)                               The Borrower undertakes to promptly notify us of any Termination Event referred to in sub-paragraphs (i)(a) (if the Acquisition is consummated without funding of the Facility), (i)(b) and/or (i)(c) above.

7                                         Confidentiality

The Commitment Documents are confidential and neither we nor the Borrower will, and each of us shall ensure that our respective Affiliate will not, without the prior written consent of the other party to this Commitment Letter, disclose the Commitment Documents or their contents to any other person, except:

(i)                                     as required by law or by any applicable governmental or other regulatory authority;

(ii)                                  to its employees or professional advisers for the purposes of the Facility who have a need to know such information and have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(iii)                               any disclosure:

(a)                                 to the Target to the extent the Borrower notifies it of its obligations to keep such material confidential, and to the officers, directors, agents and advisors of the

Target who are directly involved in the consideration of the Facility to the extent such persons agree to hold the same in confidence;

(b)                                 after consultation with us, in any public or regulatory filing or in any proxy statement, prospectus or offer to purchase in connection with the Acquisition; or

(iv)                              any disclosure by us or any of our Affiliates or any bank, financial institutions or person in connection with the Facility.

8                                         Assignments

The Borrower shall not assign any of its rights or transfer any of its rights or obligations under the Commitment Documents without our prior written consent.

9                                         Governing Law and Jurisdiction

(i)                                     Each Commitment Document (including the agreement constituted by your acknowledgement of its terms) is governed by the laws of Hong Kong.

(ii)                                  For our benefit, you agree that the courts of Hong Kong have jurisdiction to settle any dispute arising out of or in connection with the Commitment Documents and accordingly submit to the non-exclusive jurisdiction of the Hong Kong courts and waive any defence of inconvenient forum which may be available.

10                                  Indemnity

(i)                                     Whether or not the Finance Documents are signed, the Borrower agrees to indemnify and hold us and our Affiliates, directors, officers, employees, agents, advisers and representatives (each an Indemnified Party) harmless from and against any claims, damages, loss, liability, cost, legal and/or other expense incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with any claims, investigation, litigation or proceeding made, commenced or threatened in relation to the Commitment Documents, the Finance Documents, the Transaction.

(ii)                                  Without prejudice to paragraph (i) above, the Borrower agrees to promptly reimburse each Indemnified Party for any expenses (including legal fees and expenses and any value added tax on any of them) which it may incur in connection with the investigation of, or preparation for, or defence of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto (Relevant Litigation). An Indemnified Party may separately instruct legal counsel in connection with any Relevant Litigation.

(iii)                               The Borrower agrees that no Indemnified Party will have any liability for any Relevant Litigation on behalf of or by the Borrower in connection with or arising out of the commitment or the Commitment Documents, unless the Relevant Litigation is the result of gross negligence or wilful misconduct of that Indemnified Person.

(iv)                              Each Indemnified Party may rely on the terms of this Section 10.

(v)                                 Notwithstanding paragraphs (i) to (iv) above, the Borrower is not responsible for any claim under this Section 10 to the extent any claim, damage, loss, liability, cost, legal and/or other expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (a) an Indemnified Party’s bad faith, gross negligence or wilful misconduct or (b) the material breach by an Indemnified Party of its obligations under this Commitment Letter.

11                                  Miscellaneous

(i)                                     Each Commitment Document may be executed in any number of counterparts. This has the same effect as if the signatories on the counterparts were on a single copy of the relevant Commitment Document.

(ii)                                  The Commitment Documents set out the entire agreement between the Borrower and us and supersede any prior oral and/or written understandings.

(iii)                               This Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Finance Documents in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided in this letter is subject to conditions set out in this letter.

(iv)                              This Commitment Letter has been and is made solely for the benefit of the Borrower only. Nothing in this Commitment Letter, expressed or implied, is intended to confer or does not confer or any other person or entity any rights or remedies under or by reason of any Commitment Document or agreements of the parties contained therein. The terms of this letter may be enforced and relied upon only by us and the Borrower and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(v)                                 Section 3 (Fees, Costs and Expenses), Section 5 (Payments), Section 7 (Confidentiality), Section 9 (Governing Law and Jurisdiction), Section 10 (Indemnity) and this Section shall survive any expiration or termination of this Commitment Letter or other Commitment Document. In addition, the provisions of Section 4 (Exclusivity) of this Commitment Letter shall survive termination of the commitment and agreement under the Commitment Documents due to the signing of the Credit Agreement.

(vi)                              In connection with all aspects of this Commitment Letter, you acknowledge and agree that, if any term of the Commitment Documents is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect the legality, validity or enforceability in that jurisdiction of any other term of the Commitment Documents or the legality, validity or enforceability in any other jurisdiction of that or any other term of the Commitment Documents.

(vii)                           Each Commitment Document may only be amended or otherwise modified by an instrument in writing signed on behalf of each of the parties to this letter. The provisions of each Commitment Document will enure to the benefit of and be binding upon the successors and assigns of the parties to it.

(viii)                        The failure to exercise or delay in exercising a right or remedy under a Commitment Document will not constitute a waiver of that right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy will preclude any further exercise of that right or remedy, or the exercise of any other right or remedy. Except as expressly provided in a Commitment Document, the rights and remedies contained in it are cumulative and not exclusive of any rights or remedies provided by law.

If you agree to the above, please acknowledge your acceptance of the offer in accordance with the terms of this Commitment Letter by signing and returning to us a copy of this Commitment Letter.

Yours faithfully,

[ILLEGIBLE]
Name:
Title:
Sino IC Leasing Co., Ltd.

Accepted and agreed.

for and on behalf of Grand Chip Investment GmbH.

[ILLEGIBLE]
Name:
Title:

Date:

Appendix A — Term Sheet

SUMMARY OF KEY TERMS

Euro 500,000,000 Secured Term Loan Facility

FOR

GRAND CHIP INVESTMENT GMBH

PARTIES

1.	Borrower:	Grand Chip Investment GmbH, incorporated under the laws of Germany.

2.	Guarantor:	Mr. Zhendong Liu

3.	Target:	Aixtron SE

4.	Security Provider	Grand Chip Investment S.à r.l, incorporated under the laws of Luxembourg (“LuxCo”)

5.	Lender:	Sino IC Leasing Co., Ltd. or its affiliated entity.

6.	Obligors:	The Borrower, the Guarantor and the Security Provider.

THE FACILITY

1.	Facility:	Term loan facility.

2.	Amount:	Up to Euro 500,000,000 or an amount equal to all the tendered shares of the Target multiplied by the tender offer price, whichever is lower.

3.	Purpose:	financing payment to the existing shareholders of the Target who tendered the Target’s shares under the Tender Offer.

4.	Termination Date:	5 years from the date of the credit agreement or such other date to be agreed between the parties.

5.	Availability Period:	From the date of the credit agreement up to and including the date falling 12 months from the date of the credit agreement.

6.	Utilisation:

Subject to compliance with the Conditions Precedent and 3 business days’ prior written notice to the Lender, the Facility shall be available for a single lump sum utilisation during the Availability Period.

7.	Repayment:	In accordance with such repayment schedule as agreed between the Borrower and the Lender specified in the credit agreement.

All outstanding must be repaid by the Termination Date.

8.	Voluntary Prepayment:	Prepayment may be made in whole or in part at any time after the Availability Period with prior written notice and subject to a minimum amount and integral multiples to be agreed.

Voluntary prepayments must be made together with interest accrued on the amount prepaid and, subject to breakage costs, without premium or penalty.

Voluntary partial prepayments will be applied against the outstanding repayment instalments in inverse order of maturity.

Amounts voluntarily prepaid may not be redrawn.

PRICING

1.	Arrangement Fee:	Such arrangement fee as agreed between the Borrower and the Lender, payable by the Borrower on the earlier of the date of utilisation and the date 5 days after the date of the credit agreement.

2.	Margin:	5.00% per annum.

3.	Interest Periods for loans:

For the purpose of calculating interest each loan will have successive Interest Periods. Each Interest Period for a loan will be of three (3) months, or any other period agreed between the Borrower and the Lender.

4.	Interest on loans:	The rate of interest payable on a loan for each Interest Period will be the aggregate of:

(a) the Margin; and

(b) EURIBOR.

5.	Payment of interest:	Interest is payable on the last day of each Interest Period.

6.	Default interest:	Interest on overdue amounts will be increased by 2% per annum.

TENDER OFFER DEFINITIONS AND TERMS

1.	Tender Offer:	A public tender offer for all outstanding shares of the Target by Acquisition Vehicle.

2.	Acquisition:	The acquisition of shares in Target by way of public tender offer.

3.	Tender Offer Document:	The tender offer document (Angebotsunterlage) and other documents entered or to be entered into by the Acquisition Vehicle in respect of the Tender Offer.

OTHER TERMS

1.	Documentation:	The credit agreement:

		(a)	will set out terms usual for this type of financing consistent with this summary of key terms;

		(b)	must be satisfactory to all parties; and

		(c)	must substantially reflect the Loan Market Association’s equivalent standard terms for leveraged acquisition finance transactions.

2.	Mandatory prepayment:	Prepayment and cancellation must be made in the following circumstances:

		(a)	Illegality

If it becomes unlawful for the Lender to perform any of its obligations as contemplated by any finance document or to fund or maintain any loan.

		(b)	Change of control

If after the Acquisition, the Borrower ceases to hold (directly or indirectly) at least 50% of the Target:

		(i)	the Lender is not obliged to fund a utilisation; and

		(ii)	the Lender may by prior written notice require prepayment of the utilisations.

Mandatory prepayments must be made together with interest accrued on the amount prepaid and, subject to breakage costs, without penalty.

3.	Voluntary cancellation:	The undrawn commitments may be cancelled by the Borrower at any time, without penalty, by prior written notice and subject to a minimum amount and integral multiples to be agreed.

4.	Representations and warranties:	Customary representations and warranties for a transaction of this nature, including but not limited to representations and warranties from the Borrower and each Guarantor as to:

		(a)	status;

		(b)	legal validity of the finance documents and the Tender Offer Documents;

		(c)	no conflict with laws, constitutional documents or other documents;

		(d)	power and authority;

		(e)	authorisations required for validity and admissibility in evidence in full force and effect;

		(f)	the effectiveness of any submission to jurisdiction in connection with the finance documents and the choice of governing law of the finance documents;

		(g)	amounts payable free of taxes;

		(h)	no stamp duty or similar taxes payable in the jurisdiction of its incorporation;

		(i)	no event of default or other defaults;

		(j)	no misleading information, basis of preparation of financial projections, basis and reasonableness of opinions and no misleading omissions;

		(k)	accuracy of latest financial statements and no material adverse change since original financial statements;

		(l)	pari passu ranking of payment obligations under the finance documents;

		(m)	no material litigation, arbitration or administrative proceedings pending or threatened;

		(n)	no immunity in any legal proceedings; and

		(o)	no adverse consequences in the jurisdiction of incorporation for the Lender.

Unless stated to the contrary, representations must be repeated on the date of the utilisation request and on the first day of each Interest Period.

5.	Financial covenants:	Financial covenants to be agreed between the Borrower and the Lender.

6.	General undertakings:	Customary general undertakings for a transaction of this nature (and will apply to the Borrower, the Guarantor and LuxCo, as appropriate), including but not limited to:

		(a)	authorisations required to enable it to perform its obligations and to ensure legal validity of finance documents and the Tender Offer Document obtained and maintained in full force and effect;

		(b)	compliance with laws and regulations;

		(c)	pari passu ranking of obligations under the finance documents with all other unsecured, unsubordinated obligations; and

		(d)	compliance with applicable environmental laws and licences.

7.	Events of default:	Customary events of default for a transaction of this nature, including but not limited to:

		(a)	non-payment (with a grace period for technical/administrative error to be agreed);

		(b)	breach of financial covenants;

		(c)	the Borrower ceases to be a wholly owned subsidiary of LuxCo;

		(d)	breach of other obligations under the finance documents (with a day grace period for remediable breach to be agreed);

		(e)	misrepresentation;

		(f)	cross-default (subject to an agreed threshold);

		(g)	insolvency events, insolvency proceedings, creditors’ process and related matters;

		(h)	cessation or to carry on business;

		(i)	unlawfulness or ineffectiveness of any finance document or any Tender Offer Document;

		(j)	repudiation of finance documents or any Tender Offer Document; and

		(k)	material adverse change.

8.	Assignments and transfers by Lender:	The Lender may not assign any of its rights and may not transfer or novate any of its rights and obligations to another person without the prior written consent of the Borrower.

The Lender may not disclose information to potential transferees without the prior written consent of the Borrower.

9.	Conditions Precedent:	Including but not limited to:

		(a)	Execution and approval of the credit agreement and relevant security documents satisfactory to the Lender; and

		(b)	Submission of such other necessary documents as required by the Lender.

10.	Security:	The security package must include:

		(a)	an irrevocable guarantee from the Guarantor;

		(b)	a first ranking share charge over all the shares in the Borrower;

		(c)	a first ranking share charge over all the shares in the LuxCo;

		(d)	a charge over bank accounts of the Borrower and LuxCo;

		(e)	a general assignment;

		(f)	a subordination deed; and

		(g)	any other security documents to be determined by the Lender and agreed by the Borrower,

provided that the enforcement of any security interest created by the above security documents which results in a change of control in the Borrower, LuxCo and/or the Target shall be subject to all required governmental approvals, including but not limited to AWG and CFIUS approval.

11.	Taxes:	All payments must be made without deduction or withholding for any tax. Standard gross-up, indemnity and tax credit provisions will apply.

Stamp taxes and VAT payable in connection with the finance documents are for the account of the Borrower.

12.	Market terms:	These will include terms dealing with:

		(a)	market disruption;

		(b)	breakage costs;

		(c)	increased costs;

		(d)	indemnities;

		(e)	mitigation by the Lender; and

		(f)	set-off.

13.	Costs and expenses:

All legal and other expenses incurred by the Lender in connection with the negotiation, preparation, printing, execution, syndication and any amendment of any finance document will be for the Borrower’s account, whether or not the credit agreement is signed.

All legal and other expenses incurred by the Lender in connection with the enforcement of, or preservation of rights under, any finance document will be for the

Borrower’s account.

14.	Governing law:	The credit agreement and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

Security documents will be governed by the law of the jurisdiction in which the security assets are located.

15.	Jurisdiction:

The Hong Kong courts will have non-exclusive jurisdiction in relation to any dispute including a dispute relating to non-contractual obligations arising out of or in connection with any finance document.